Exhibit 99.5

      ATC Announces Sale of All Care Nursing Services Subsidiary

    LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--April 14, 2005--ATC Healthcare, Inc., (AMEX:AHN-News) a leader in medical staffing, announced today that it has entered into an Asset Purchase Agreement under which it will sell substantially all of the assets of its All Care Nursing Services subsidiary to Onward Healthcare, Inc. The closing of the sale, which is expected to occur on or about April 22, 2005, is subject to certain conditions, including the obtaining of required consents.
    ATC acquired the assets of All Care Nursing Services in January 2002. ATC will use the net proceeds from the sale to pay down approximately $12 million of its senior debt and to repay and restructure the $29 million of debt issued by ATC in connection with its acquisition of the assets of All Care, reducing that debt by approximately $20 million.
    "I'm pleased that ATC will be able to use the proceeds of this sale to restructure its balance sheet and reduce interest costs," said David Savitsky, CEO. "This is an important element in the company's overall strategy to move closer to profitability."
    All Care Nursing Services is a leading provider of per diem staffing to hospitals and healthcare facilities primarily located in Connecticut, the greater New York City area and northern New Jersey.

    About ATC Healthcare, Inc.

    ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics, and other health care facilities with 54 locations and conducts business in 33 states. ATC provides supplemental staffing, outsourcing and human resources solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the Company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit its website at www.atchealthcare.com.

    About Onward Healthcare, Inc.

    Onward Healthcare is a nationwide provider of per diem, travel, international, and permanent placement services for nursing and allied healthcare professionals to over 1,500 hospitals and healthcare facilities. Onward is "Reinventing Healthcare Staffing" by providing healthcare providers with customized, technology-driven human capital solutions to efficiently manage the costs of contingent labor. Onward is headquartered in Norwalk, CT, with offices in Burlington, MA, Cherry Hill, NJ, Crofton, MD, Livingston, NJ, New Castle, DE, New York, NY, Providence, RI, and Wexford, PA. To learn more about the company, visit its website at www.onwardhealthcare.com.

    Forward-looking statements

    This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the ATC Healthcare, Inc. Annual Report on Form 10-K/A for the year ended February 29, 2004 as filed with the Securities and Exchange Commission on November 4, 2004 and the quarterly report on form 10-Q for the Quarter ended November 30, 2004 as filed with the Securities and Exchange Commission on January 14, 2005.

    CONTACT: BPC Financial Marketing
             John Baldissera, 800-368-1217
             or
             ATC Healthcare, Inc.
             David Savitsky, 516-750-1681
             dsavitsky@atchealthcare.com
             or
             Andrew Reiben, 516-750-1663
             areiben@atchealthcare.com
             or
             For Onward Healthcare, Inc.
             Steve Dobrowski, 800-278-0332 ext. 1476
             sdobrowski@onwardhealthcare.com